Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.28 per Share, a 1.8% Increase Over Prior Quarter

June 12, 2023

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.28 per share of common stock for the second quarter of 2023. On an annualized basis, this dividend of $1.12 per share of common stock represents an increase of $0.02 per share over the previous annualized dividend. The dividend is payable on July 14, 2023, to stockholders of record as of the close of business on June 30, 2023.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2023, the Company’s portfolio consisted of 1,688 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 3.9x. In addition, as of March 31, 2023, the Company’s portfolio was 99.8% leased to 348 tenants operating 556 different concepts in 16 industries across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Mark Patten
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
609-436-0613
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.